NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

NUMBER

AUTHORIZED COMMON STOCK:
1,000,000 SHARES
PAR VALUE: $0.001

SHARES

CUSIP NO. 584641 105

This Certifies that

Is The Record Holder Of

Fully paid and non-assessable shares of Common Stock of

Medical Transcription Billing, Corp.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:



Medical Transcription Billing, Corp.
CORPORATE
Seal
DELAWARE

SECRETARY

PRESIDENT

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned by **VStock Transfer, LLC**
Cedarhurst, New York 11516

Authorized Signature